Exhibit 99.1

For more information, contact:

Henry Miller – financial contact Tel: 484-582-5445 henry.miller@sungard.com	George Thomas – media contact Tel: 484-582-5635 george.thomas@sungard.com

SunGard Data Systems Inc. Announces Preliminary Results of Cash Tender Offer for its 10 1/4% Senior Subordinated Notes Due 2015

WAYNE, PA, October 31, 2012– SunGard Data Systems Inc. (“SunGard” or the “Company”) today announced the preliminary results of its previously announced cash tender for any and all of its outstanding 10 1/4% Senior Subordinated Notes due 2015 (CUSIP No. 867363 AL7) (the “Notes”).

As of 5:00 p.m., New York City time, on October 31, 2012 (the “Early Tender Date”), $489,839,000 aggregate principal amount of the Notes had been validly tendered and not validly withdrawn.

The table below reflects certain terms of the tender offer:

Title of Notes	CUSIP/ISIN Numbers	Principal Amount Outstanding	Tender Offer Consideration	Early Tender Payment(1)	Total Consideration
10 1/4% Senior Subordinated Notes due 2015	867363 AL7	$1,000,000,000	$1,000.00	$22.50	$ $	1,022.50 per 1,000 principal amount

(1)	Per $1,000 principal amount of notes tendered and accepted for purchase. Included in Total Consideration; not included in Tender Offer Consideration.

SunGard has elected to exercise the Early Settlement Election described in the Offer to Purchase dated October 18, 2012, relating to the tender offer. Holders of Notes who validly tendered and did not validly withdraw their Notes on or prior to the Early Tender Date will receive the applicable Total Consideration for the Notes tendered on November 1, 2012 (the “Early Settlement Date”), subject to the consummation of a debt financing expected to close on that date. Holders of Notes who validly tender their Notes after the Early Tender Date but before the expiration of the tender offer will receive only the applicable Tender Offer Consideration for any such Notes that are accepted for purchase in the tender offer.

The time and date at which the tender offer will expire is 12:00 midnight, New York City time, on November 15, 2012 (unless extended). The Company currently expects that notes validly tendered after the Early Tender Date will be settled on November 16, 2012.

The time and date on or before which validly tendered Notes may be validly withdrawn expired at 5:00 p.m., New York City time, on October 31, 2012. Holders may not validly withdraw any validly tendered Notes after that time and date, except in limited circumstances where we determine additional rights are required by law.

SunGard’s obligations to accept any Notes tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and the related Letter of Transmittal. This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The tender offer is made only by, and pursuant to the terms of, the Offer to Purchase, and the information in this news release is qualified by reference to the Offer to Purchase and the related Letter of Transmittal. Subject to applicable law, SunGard may amend, extend or, subject to certain conditions, terminate the tender offer.

SunGard has retained Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated to serve as dealer managers for the tender offer. SunGard has retained Global Bondholder Services Corporation to serve as the depositary and the information agent for the tender offer. Requests for documents may be directed to Global Bondholder Services Corporation by phone at (866) 470-4500 or (212) 430-3774 or in writing at 65 Broadway – Suite 404, New York, NY 10006. Questions regarding the tender offer may be directed to either Citigroup Global Markets Inc. at (800) 558-3745 or collect at (212) 723-6106, Deutsche Bank Securities Inc. at (855) 287-1422 or collect at (212) 250-7527, Morgan Stanley & Co. LLC at (800) 624-1808 or collect at (212) 761-1057 or BofA Merrill Lynch at (888) 292-0070 or collect at (980) 388-9218.

About SunGard

SunGard is one of the world’s leading software and technology services companies. SunGard has more than 17,000 employees and serves approximately 25,000 customers in more than 70 countries. SunGard provides software and processing solutions for financial services, education and the public sector. SunGard also provides disaster recovery services, managed IT services, information availability consulting services and business continuity management software. With annual revenue of about $4.5 billion, SunGard is the largest privately held software and services company and is ranked 480 on the Fortune 500. For more information, please visit: www.sungard.com.

Trademark Information: SunGard and the SunGard logo are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, financial results and pro forma estimates are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions; the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms; our high degree of leverage; the effect of war, terrorism, natural disasters or catastrophic events; the effect of disruptions to our systems and infrastructure; the timing and magnitude of software sales; the timing and scope of technological advances; customers taking their information availability solutions in-house; the trend in information availability toward solutions utilizing more dedicated resources; the market and credit risks associated with broker/dealer operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; the integration and performance of acquired businesses; the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents; a material weakness in our internal controls; and unanticipated changes in our tax provision or the adoption of new tax legislation. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our periodic filings with the U.S. Securities and Exchange Commission, copies of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

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